As filed with the Securities and Exchange Commission on January 5, 2020

Securities Act File No. 333-202638
Investment Company Act File No. 811-23037

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No.

Post-Effective Amendment No. 6

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

Amendment No. 11

TEKLA WORLD

HEALTHCARE FUND

(Exact Name of Registrant as Specified in Charter)

100 Federal Street, 19th Floor

Boston, MA 02110
(617) 772-8500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s
Principal Executive Offices)

Daniel R. Omstead, Ph.D.
100 Federal Street, 19th Floor

Boston, MA 02110

(Name, address including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Christopher P. Harvey, Esq.
Dechert LLP
One International Place, 40th Floor

100 Oliver Street
Boston, MA 02110

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box ☐.

This post-effective amendment will become effective immediately pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 6 to the Registration Statement on Form N-2 (File No. 333-202638) of Tekla World Healthcare Fund (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing an exhibit to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than the Items of Part C of the Registration Statement as set forth below. Accordingly, this Post-Effective Amendment No. 6 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-2 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 6 does not modify any other part of the Registration Statement. The contents of the Registration Statement are hereby incorporated by reference.

PART C: OTHER INFORMATION

Item 25. Financial Statements and Exhibits

2.	Exhibits:

a.	(i)	Amended and Restated Declaration of Trust of the Registrant, dated as of May 18, 2015(1)

	(ii)	Notice of Change of Trustee dated December 20, 2017(4)

	(iii)	Notice of Change of Trustee dated December 13, 2018(5)

	(iv)	Notice of Change of Trustee dated June 13, 2019(6)

	(v)	Notice of Change of Trustee dated August 27, 2020(8)

b.	By-Laws of the Registrant, as amended, filed herewith

c.	Not Applicable

d.	Not Applicable

e.	Form of Dividend Reinvestment and Stock Purchase Plan of the Registrant(2)

f.	Not Applicable

g.	Form of Investment Advisory Agreement between the Registrant and Tekla Capital Management LLC(2)

h.	(i)	Form of Underwriting Agreement (2)

(ii)	Form of Master Selected Dealers Agreement(3)

(iii)	Form of Master Agreement Among Underwriters(3)

(iv)	Form of Structuring Fee Agreement(3)

(v)	Form of Joint Sales Incentive Fee Agreement(3)

i.	Not Applicable

j.	Form of Custodian Agreement between the Registrant and State Street Bank and Trust Company(2)

k.	(i)	Form of Administration Agreement between the Registrant and State Street Bank and Trust Company(1)

(ii)	Form of Transfer Agency and Service Agreement between the Registrant and Computershare Inc. and Computershare Trust Company, N.A.(2)

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(iii)	Form of Investor Support Services Agreement between the Registrant and Destra Capital Investments LLC(2)

(iv)	Form of Distribution Assistance Agreement between the Investment Adviser and Destra Capital Investments LLC(2)

(v)	Support Services Agreement between the Registrant and Destra Capital Investments LLC dated January 1, 2016 (7)

(vi)	Assignment of the Support Services Agreement with Destra Capital Investments LLC to Destra Capital Advisors LLC dated April 2, 2018(4)

l.	Opinion and Consent of Dechert LLP(3)

m.	Not Applicable

n.	(i)	Consent of Deloitte & Touche LLP(3)

(ii)	Powers of Attorney dated May 22, 2015(2); Power of Attorney dated April 9, 2018(4); Power of attorney dated December 13, 2018(5); Power of attorney dated August 27, 2020(8)

o.	Not Applicable

p.	Form of Subscription Agreement(2)

q.	Not Applicable

r.	Code of Ethics of Registrant and its Investment Adviser(2)

(1)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on May 28, 2015.

(2)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on May 22, 2015.

(3)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on June 24, 2015.

(4)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on April 18, 2018.

(5)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on March 12, 2019.

(6)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on June 20, 2019.

(7)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on June 19, 2017.

(8)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-202638 and 811-23037, as filed with the Securities and Exchange Commission on September 10, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 6 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 9th day of September, 2020.

TEKLA WORLD HEALTHCARE FUND

By:	/s/ Daniel R. Omstead
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel R. Omstead	Trustee and President (Principal Executive Officer)	January 5, 2021
Daniel R. Omstead

/s/ Laura Woodward	Treasurer (Principal Financial Officer)	January 5, 2021
Laura Woodward

/s/ Oleg M. Pohotsky*	Trustee and Chairman of the Board	January 5, 2021
Oleg M. Pohotsky

/s/ Jeffrey A. Bailey***	Trustee	January 5, 2021
Jeffrey A. Bailey

/s/ Rakesh K. Jain*	Trustee	January 5, 2021
Rakesh K. Jain

/s/ Thomas M. Kent**	Trustee	January 5, 2021
Thomas M. Kent

/s/ William S. Reardon*	Trustee	January 5, 2021
William S. Reardon

/s/ Lucinda H. Stebbins*	Trustee	January 5, 2021
Lucinda H. Stebbins

*By: Daniel R. Omstead, as attorney in-fact of each person so indicated and pursuant to the powers of attorney previously filed on May 22, 2015.

** By: Daniel R. Omstead, as attorney in-fact of each person so indicated and pursuant to the power of attorney previously filed on April 18, 2018.

*** By: Daniel R. Omstead as attorney-in-fact of each person so indicated and pursuant to the power of attorney previously filed on September 10, 2020.

EXHIBIT LIST

(b)	By-Laws of the Registrant, as amended